Exhibit 99.1

ITG Reports Fourth Quarter 2014 Results

Earnings Growth Driven by Improved Profitability in North America

Full-Year 2014 Return on Average Equity Over 12%

NEW YORK, January 29, 2015 — ITG (NYSE: ITG), an independent execution and research broker, today reported results for the quarter ended December 31, 2014.

Fourth quarter 2014 highlights included:

•                  Net income of $13.0 million, or $0.36 per diluted share compared to net income of $9.7 million, or $0.26 per diluted share for the fourth quarter of 2013. Net income for the fourth quarter of 2014 included the impact of employee termination charges of $2.1 million, or $0.04 per diluted share after-tax, including $1.6 million in the U.S. and $0.5 million in Asia Pacific related to cost reduction measures.  Net income for the fourth quarter of 2013 included a $0.9 million income tax benefit, or $0.02 per diluted share, from resolving a contingency in the U.K.

•                  Revenues of $149.0 million, compared to revenues of $131.9 million in the fourth quarter of 2013.

•                  Expenses of $131.2 million, compared to expenses of $121.3 million in the fourth quarter of 2013.

•                  Average daily trading volume in the U.S. of 190 million shares versus 148 million shares in the fourth quarter of 2013.  POSIT® average daily U.S. volume was 90 million shares compared to 63 million shares in the fourth quarter of 2013.  Total average daily volume traded through POSIT Alert® was 16 million shares compared to 14 million in the fourth quarter of 2013.

•                  In Europe, average daily value traded in POSIT was $946 million, compared with $731 million in the fourth quarter of 2013.  Total average daily value traded through POSIT Alert rose 53% in the fourth quarter of 2014 compared with the prior-year period.

•                  An annualized return on average equity of 12.5%, compared with 9.3% in the fourth quarter of 2013. For the full year 2014, return on average equity was 12.2% compared to 7.6% for the full year 2013.

•                  The repurchase of 637,000 shares of common stock under ITG’s authorized share repurchase program for a total of $12.0 million.  Repurchases since the first quarter of 2010 have totaled $189.0 million for a total of 13.3 million shares, resulting in a decrease in shares outstanding, net of issuances, of almost 22%.

Revenues from U.S. operations were $81.4 million in the fourth quarter of 2014 compared to $75.3 million in the fourth quarter of 2013.  ITG’s U.S. operations reported net income of $3.0 million in the fourth quarter of 2014, up from $0.5 million in the fourth quarter of 2013. The overall revenue capture rate per share in the U.S. was $0.0044, down from $0.0047 in the fourth quarter of 2013.  The decline in the overall average rate was due in large part to an increase in trading activity from lower-rate quantitative clients as well as a decline in the average commission rate paid by sell-side clients.

ITG’s International revenues were $67.6 million in the fourth quarter of 2014 compared to $56.6 million in the fourth quarter of 2013.  European revenues were $32.0 million, up 21% from the fourth quarter of 2013.  Canadian revenues were a record $22.9 million, up 22% versus the fourth quarter of 2013 while Asia Pacific revenues were $12.7 million, up 11% from the fourth quarter of 2013. ITG’s International operations reported net income of $10.0 million in the fourth quarter of 2014 versus net income of $9.2 million in the fourth quarter of 2013.

“In the fourth quarter, our North American results demonstrated the operating leverage we have built into our business as market volumes rebounded.  We also saw solid performance in both Europe and Asia Pacific,” said Bob Gasser, ITG’s Chief Executive Officer and President.  “The insights gained since our product group formation in 2012 are providing opportunities for greater efficiencies as we strive continuously to improve our operating model to grow profitability.  This positions us well for the global trading environment and provides the flexibility to expand our model across asset classes,” added Mr. Gasser.

Full Year Results

For the full year 2014, revenues were $559.8 million and net income was $50.9 million, or $1.40 per diluted share.  For the full year 2013, revenues were $530.8 million, net income was $31.1 million, or $0.82 per diluted share, and adjusted net income was $37.1 million, or $0.97 per diluted share.  Full year 2014 net income increased 64% versus 2013 net income and 37% versus 2013 adjusted net income.

The discussion of results above includes adjusted net income and related per share amounts, which are non-GAAP financial measures that are described in the attached tables along with a reconciliation of these non-GAAP financial measures to GAAP results.

Conference Call

A conference call to discuss the firm’s results will be held at 11:00 am ET on January 29, 2015.  Those wishing to listen to the call should dial 1-877-317-6789 (1-412-317-6789 outside the U.S.) at least 15 minutes prior to the start of the call to ensure connection.  The webcast and accompanying slideshow presentation will be available on ITG’s website at investor.itg.com.  For those unable to listen to the live broadcast of the call, a replay will be available for one week by dialing 1-877-344-7529 (1-412-317-0088 outside the U.S.) and entering conference number 10058246.  The replay will be available starting approximately one hour after the completion of the conference call.

ABOUT ITG

ITG is an independent execution and research broker that partners with global portfolio managers and traders to provide unique data-driven insights throughout the investment process. From investment decision through settlement, ITG helps clients understand market trends, improve performance, mitigate risk and navigate increasingly complex markets. ITG is headquartered in New York with offices in North America, Europe, and Asia Pacific. For more information, please visit www.itg.com.

In addition to historical information, this press release may contain “forward-looking” statements that reflect management’s expectations for the future.  A variety of important factors could cause results to differ materially from such statements.  Certain of these factors are noted throughout ITG’s 2013 Annual Report on Form 10-K, and its Form 10-Qs (as amended, if applicable) and include, but are not limited to, general economic, business, credit and financial market conditions, both internationally and nationally, financial market volatility, fluctuations in market trading volumes, effects of inflation, adverse changes or volatility in interest rates, fluctuations in foreign exchange rates, evolving industry regulations and regulatory scrutiny, changes in tax policy or accounting rules, the actions of both current and potential new competitors, changes in commission pricing, rapid changes in technology, errors or malfunctions in our systems or technology, cash flows into or redemptions from equity mutual funds, ability to meet liquidity requirements related to the clearing of our customers’ trades, customer trading patterns, the success of our products and service offerings, our ability to continue to innovate and meet the demands of our customers for new or enhanced products, our ability to successfully integrate acquired companies and our ability to attract and retain talented employees. The forward-looking statements included herein represent ITG’s views as of the date of this release. ITG undertakes no obligation to revise or update publicly any forward-looking statement for any reason unless required by law.

ITG Media/Investor Contact:

J.T. Farley

1-212-444-6259

corpcomm@itg.com

INVESTMENT TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Income (unaudited)

(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended Ended December 31,
	2014	2013	2014	2013
Revenues:
Commissions and fees	$118,395	$98,365	$436,172	$408,619
Recurring	26,790	26,788	103,794	104,172
Other	3,781	6,747	19,848	18,010
Total revenues	148,966	131,900	559,814	530,801

Expenses:
Compensation and employee benefits	59,453	50,839	215,758	201,254
Transaction processing	24,234	19,971	86,400	83,792
Occupancy and equipment	14,811	15,940	59,811	69,022
Telecommunications and data processing services	12,893	13,142	51,187	53,607
Other general and administrative	19,248	20,544	79,349	77,431
Restructuring charges	—	—	—	(75)
Interest expense	526	821	2,322	2,715
Total expenses	131,165	121,257	494,827	487,746
Income before income tax expense	17,801	10,643	64,987	43,055
Income tax expense	4,820	981	14,095	11,970
Net income	$12,981	$9,662	$50,892	$31,085

Income per share:
Basic	$0.38	$0.27	$1.44	$0.84
Diluted	$0.36	$0.26	$1.40	$0.82

Basic weighted average number of common shares outstanding	34,521	36,287	35,349	36,788
Diluted weighted average number of common shares outstanding	35,640	37,685	36,365	38,114

INVESTMENT TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

Supplemental Financial Data (unaudited)

(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Revenues by Geographic Region:
U.S. Operations	$81,402	$75,349	$306,933	$318,036
Canadian Operations	22,899	18,770	78,093	74,994
European Operations	31,958	26,384	127,563	91,791
Asia Pacific Operations	12,707	11,397	47,225	45,980
Total Revenues	$148,966	$131,900	$559,814	$530,801

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Revenues by Product Group:
Electronic Brokerage	$79,789	$69,233	$294,529	$279,830
Research, Sales and Trading	32,016	27,147	122,042	107,383
Platforms	25,290	23,282	95,926	96,127
Analytics	11,599	11,557	46,012	46,004
Corporate (non-product)	272	681	1,305	1,457
Total Revenues	$148,966	$131,900	$559,814	$530,801

INVESTMENT TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Financial Condition

(In thousands, except share amounts)

	December 31,
	2014	2013
	(unaudited)
Assets
Cash and cash equivalents	$275,210	$261,897
Cash restricted or segregated under regulations and other	69,738	71,202
Deposits with clearing organizations	36,424	74,771
Securities owned, at fair value	12,073	7,436
Receivables from brokers, dealers and clearing organizations	646,330	866,271
Receivables from customers	107,935	72,660
Premises and equipment, net	60,306	66,171
Capitalized software, net	38,333	37,892
Goodwill, net	12,803	—
Intangibles, net	31,595	31,201
Income taxes receivable	105	54
Deferred taxes	37,209	34,130
Other assets	22,788	15,787
Total assets	$1,350,849	$1,539,472

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable and accrued expenses	$199,211	$175,931
Short-term bank loans	78,360	73,539
Payables to brokers, dealers and clearing organizations	600,041	575,943
Payables to customers	11,132	248,174
Securities sold, not yet purchased, at fair value	8,253	2,953
Income taxes payable	19,772	14,805
Deferred taxes	703	363
Term debt	17,781	30,332
Total liabilities	935,253	1,122,040

Commitments and contingencies

Stockholders’ Equity:
Preferred stock, $0.01 par value; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 52,229,962 and 52,158,374 shares issued at December 31, 2014 and 2013, respectively	522	522
Additional paid-in capital	240,135	240,057
Retained earnings	487,462	436,570
Common stock held in treasury, at cost; 18,000,756 and 16,005,500 shares at December 31, 2014 and 2013, respectively	(306,629)	(268,253)
Accumulated other comprehensive income (net of tax)	(5,894)	8,536
Total stockholders’ equity	415,596	417,432
Total liabilities and stockholders’ equity	$1,350,849	$1,539,472

Certain reclassifications to the prior year balances for receivables from brokers, dealers and clearing organizations, receivables from customers, payables to brokers, dealers and clearing organizations and payables to customers have been made to conform to the current period presentation to reflect the Company’s agent capacity for executing transactions on behalf of clients in the Europe and Asia-Pacific regions.

INVESTMENT TECHNOLOGY GROUP, INC.

Non-GAAP Financial Measures

In evaluating ITG’s financial performance, management reviews results from operations which excludes non-operating items.  Adjusted net income, and related per share amounts, and adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) are non-GAAP performance measures, but the Company believes are useful to assist investors in gaining an understanding of the trends and operating results for ITG’s core businesses. These measures should be viewed in addition to, and not in lieu of, ITG’s reported results under GAAP.

Reconciliation of US GAAP Results to Adjusted Results

(In thousands, except share amounts)

Year Ended December 31,2013
(unaudited)
Total revenues	$530,801

Total expenses	487,746
Less:
Restructuring charges (1)	75
Duplicate rent charges (2)	(2,568)
Office move (3)	(3,910)
Adjusted operating expenses	481,343

Income before income tax expense	43,055
Effect of adjustment	6,403
Adjusted pre-tax operating income	49,458

Income tax expense	11,970
Tax effect of adjustment (4)	405
Adjusted operating income tax expense	12,375

Net income	31,085
Net effect of adjustment	5,998
Adjusted operating net income	$37,083

Diluted income per share	$0.82
Net effect of adjustment	0.15
Adjusted diluted operating earnings per share	$0.97

Notes:

(1)         In the second quarter of 2013, the Company incurred $1.6 million to implement a restructuring plan to close its technology research and development facility in Israel and migrate that function to an outsourced service provider model.  This plan primarily focused on reducing costs by limiting ITG’s geographic footprint while maintaining the necessary technological expertise via a consulting arrangement. The Company also reduced previously recorded 2012 and 2011 restructuring accruals of $1.6 million to reflect the sub-lease of previously-vacated office space and certain legal and other employee-related charges deemed unnecessary.

(2)         During 2013, ITG continued to build out and ready its new lower Manhattan headquarters while continuing to occupy its then-existing headquarters in midtown Manhattan and as a result incurred duplicate rent charges through June 2013.

(3)         In the second quarter of 2013, ITG moved into its new headquarters and incurred a non-operating charge, which included a reserve for the remaining lease obligation for the previous midtown Manhattan headquarters.

(4)         The restructuring plan referred to in (1) above triggered the recognition of a tax charge of $1.6 million in the second quarter of 2013 associated with the anticipated withdrawal of capital from Israel.

Reconciliation of Adjusted Earnings

Before Interest, Taxes, Depreciation, and Amortization

(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013

Net Income (1)(2)	$12,981	$9,662	$50,892	$31,085
Impact of adjustments, after-tax	—	—	—	5,998
Adjusted net income	12,981	9,662	50,892	37,083

Deduct:
Investment income	(265)	(287)	(1,104)	(997)

Add Back:
Interest expense	526	822	2,322	2,715
Provision for income taxes	4,820	981	14,095	11,970
Tax effect of adjustments	—	—	—	405
Depreciation and Amortization	11,495	13,324	49,384	53,606
Adjusted earnings before interest, taxes, depreciation, and amortization	$29,557	$24,502	$115,589	$104,782

Notes:

(1)   Net income includes pre-tax charges for stock-based compensation of $6.3 million and $5.8 million for the three months ended December 31, 2014 and 2013, respectively.

(2)   Net income includes pre-tax charges for stock-based compensation of $18.9 million and $20.9 million for the year ended December 31, 2014 and 2013, respectively.

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